DYNAVAX TECHNOLOGIES CORPORATION

AMENDED AND RESTATED

MANAGEMENT CONTINUITY AND SEVERANCE AGREEMENT

     This Amended and Restated Management Continuity and Severance Agreement (the “Agreement”) is dated as of November 12, 2010, by and between Dino Dina, Chief Executive Officer ("Employee"), and Dynavax Technologies Corporation, a Delaware corporation (the "Company" or “Dynavax”). This Agreement supersedes and replaces in its entirety the amended Management Continuity and Severance Agreement, dated as of October 3, 2008, between the Company and Employee.

RECITALS

     A. It is expected that another company may from time to time consider the possibility of acquiring the Company or that a change in control may otherwise occur, with or without the approval of the Company’s Board of Directors. The Board of Directors recognizes that such consideration can be a distraction to Employee and can cause Employee to consider alternative employment opportunities. The Board of Directors has determined that it is in the best interests of the Company to assure that the Company will have the continued dedication and objectivity of the Employee, notwithstanding the possibility, threat, or occurrence of a Change of Control (as defined below) of the Company.

     B. The Company’s Board of Directors believes it is in the best interests of the Company to retain Employee and provide incentives to Employee to continue in the service of the Company.

     C. The Board of Directors further believes that it is imperative to provide Employee with certain benefits upon a termination of Employee’s employment or a Change of Control, which benefits are intended to provide Employee with encouragement to Employee to remain with the Company.

     Now therefore, in consideration of the mutual promises, covenants, and agreements contained herein, and in consideration of the continuing employment of Employee by the Company, the parties hereto agree as follows:

1.	Employment.

(a) Employee will serve as the Chief Executive Officer of the Company,

reporting to the Company’s board of directors, and shall have those duties and responsibilities as CEO set forth on Schedule A hereto. The Employee shall perform services principally at the Company’s headquarters located in Berkeley, California. In addition, Employee shall make such business trips to such places as may be necessary or advisable for the efficient operations of the Company. During his employment with the Company, Employee will devote Employee’s best efforts and substantially all of Employee’s business time and attention to the business of the Company.

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     (b) Employee shall be paid a base salary (the “Base Salary”) at the annual rate of $408,000, payable in bi-weekly installments, consistent with the Company’s payroll practices. Employee shall also be eligible to earn an annual bonus (the “Bonus”) of up to $244,800, with the actual Bonus earned determined in the sole discretion of the board based upon achievement of such milestones as to which the board and Employee shall mutually agree.

     (c) Upon submission of itemized expense statements in the manner specified by the Company, Employee shall be entitled to prompt reimbursement for reasonable business travel and other reasonable business expenses duly incurred by Employee in the performance of his duties.

     (d) Employee shall be eligible to participate in the Company’s medical and dental insurance plans, life and disability insurance plans, and retirement plans, if any, as in effect from time to time and made available to other officers of the Company, in each case pursuant to the terms and conditions of such plans.

     (e) So long as Employee serves as an officer or director of the Company, Employee shall be provided with the benefits of indemnification, including advancement of expenses, as provided in the Company’s certificate of incorporation and bylaws, as in effect from time to time for similarly situated officers and directors, as well as under that certain Indemnification Agreement, dated February 9, 2004 between the Company and Employee (the “Indemnification Agreement”). In addition, for so long as Employee serves as an officer or director of the Company, the Company shall at all times maintain director and officer insurances in such form and amount as the board of directors shall determine, and shall ensure that Employee is covered under such policies in his capacity as an officer and/or director, as applicable.

     (f) The Company and Employee acknowledge that Employee's employment is and shall continue to be at-will, as defined under applicable law, and that Employee’s employment with the Company may be terminated by either party at any time for any or no reason. If Employee's employment terminates for any reason, Employee shall not be entitled to any payments, benefits, damages, award, or compensation other than as provided in this Agreement, and as may otherwise be available in accordance with the terms of the Company’s established employee plans and written policies at the time of termination. The terms of this Agreement shall terminate upon the date that all obligations of the parties hereunder have been satisfied.

2.	Benefits upon Termination of Employment.

(a) Termination for Cause. If Employee's employment is terminated for

Cause at any time, then Employee shall not be entitled to receive payment of any severance benefits. Employee will receive payment for all accrued but unpaid salary and vacation as of the date of Employee’s termination of employment, and Employee’s benefits will continue under the Company's then-existing benefit plans and policies in accordance with such plans and policies in effect on the date of termination and applicable law. If the Company proposes to terminate the Employee’s employment for Cause, the Company shall provide written notice to the Employee

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setting forth the reasons for such termination and giving the Employee an opportunity to respond and to cure (to the extent such reason is capable of cure) prior to the effective date of termination, which shall be not less than thirty (30) calendar days after the Employee’s receipt of such notice.

     (b) Other Terminations. If Employee’s employment ends as a result of death or disability, or other than by reason of Involuntary Termination, then Employee shall not be entitled to receive payment of any severance benefits. Employee will receive payment for accrued but unpaid salary and vacation as of the date of Employee’s termination of employment, and Employee’s benefits will be continued under the Company's then-existing benefit plans and policies in accordance with such plans and policies in effect on the date of termination and applicable law.

     (c) Involuntary Termination. In the event of an Involuntary Termination, and subject to Employee executing a general release in favor of the Company, in a form acceptable to the Company (the “Release”), and allowing such Release to become effective not later than 60 days following Employee’s Separation from Service, then Employee shall be entitled to receive the following severance benefits (the “Severance Benefits”):

     (i) a lump-sum cash severance payment equal to twenty-four (24) months of the Employee’s then-current Base Salary (ignoring any reduction in Base Salary that forms the basis for a Resignation for Good Reason), subject to applicable tax withholdings, paid on the 60th day following Employee’s Separation from Service;

     (ii) if Employee is participating in the Company’s employee group health insurance plans on the effective date of termination, and timely elects and remains eligible for continued coverage under COBRA, or, if applicable, state or local insurance laws, the Company shall pay to Employee, on the first day of each month, a cash payment equal to the applicable COBRA premiums for that month (including premiums for Employee and his eligible dependents who have elected and remain enrolled in such COBRA coverage), subject to applicable tax withholdings (such amount, the “Special Cash Payment”), for a number of months equal to the lesser of (i) the duration of the period in which Employee and his eligible dependents are eligible for and enrolled in such COBRA coverage (and not otherwise covered by another employer’s group health plan) and (ii) twenty-four (24) months. Employee may, but is not obligated to, use such Special Cash Payment toward the cost of COBRA premiums. On the 60th day following Employee’s Separation From Service, the Company will make the first payment to Employee under this Section 2(c)(ii), in a lump sum, equal to the aggregate Special Cash Payments that the Company would have paid to Employee through such date had the Special Cash Payments commenced on the first day of the first month following the Separation From Service through such 60th day, with the balance of the Special Cash Payments paid thereafter on the schedule described above. In the event Employee becomes covered under another employer's group health plan or otherwise ceases to be eligible for COBRA during the period provided in this Section 2(c)(ii), Employee must immediately notify the Company of such event and the Company shall cease payment of the Special Cash Payments and shall have no further obligations under this Section 2(c)(ii);

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     (iii) all of Employees then-outstanding stock options shall automatically accelerate and fully vest, effective as of Employee’s termination date; and

     (iv) Employee shall have until the earlier of (i) the third anniversary of the termination of Employee’s continuous service (as defined under the applicable option award agreement) and (ii) the original term of each such option (subject to any earlier termination in the event of a Corporate Transaction as may be provided under the applicable stock plan) in which to exercise his vested options. In no event will Employee’s options be exercisable beyond their original full term.

     Employee acknowledges that Sections 2(c)(iii) and (iv) above and Section 3(a) below amend the terms of his currently outstanding stock options, and as a result, some or all of such options may cease, as of the date of this Agreement, the date of the Change of Control and/or as of the date of his Involuntary Termination, to be treated as incentive stock options, in accordance with applicable law.

3.	Benefits upon a Change of Control.

(a) In the event of a Change of Control, and subject to Employee’s continued

service with the Company through the time immediately prior to the closing of such Change of Control, and subject to Employee executing a Release, and allowing such Release to become effective not later than the effective date of the Change of Control, all of Employee’s then-outstanding stock options shall automatically accelerate and fully vest as of immediately prior to the effective time of such Change of Control.

     (b) In the event of a Change of Control, if Employee’s employment with the Company and its affiliates is terminated for any reason, including voluntary termination, which need not include his termination as a director of the Company, such that Employee’s suffers a Separation from Service on or following the Change of Control but on or before January 13 of the calendar year following the calendar year in which the effective time of the Change of Control occurs, and subject to Employee executing a Release, and allowing such Release to become effective not later than 60 days following Employee’s Separation from Service (which 60th date shall be not later than March 15 of such calendar year following the calendar year in which the effective time of the Change of Control occurs), then Employee shall be entitled to receive the following severance:

     (i) each of the Severance Benefits described in Section 2(c) above, as and when due as provided in Section 2(c) above; and

     (ii) a lump-sum cash severance payment equal to 100% of Employee’s target Bonus for the year of termination, subject to applicable tax withholdings, paid on the 60th day following Employee’s Separation from Service.

     In no event shall Employee receive severance benefits under both Section 2(c) and Section 3(b) – that is, there shall be no duplication of the severance benefits provided under Section 2(c)(i)-(iv).

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     4. Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:

     (a) Change of Control. “Change of Control” shall mean the occurrence of any of the following events:

     (i) Change of Ownership. Any “Person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the “Beneficial Owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then-outstanding voting securities; or

     (ii) Merger/Sale of Assets. In the event of (x) a merger, acquisition or consolidation of the Company, whether or not approved by the Board, other than a merger, acquisition or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; (y) the stockholders of the Company approve a plan of complete liquidation, dissolution or similar extraordinary transaction of the Company; or (z) the sale or disposition by the Company of all or substantially all of the Company’s assets.

     (b) Cause. “Cause” shall mean: (i) gross negligence or willful misconduct in the performance of Employee’s duties to the Company, where such gross negligence or willful misconduct has resulted or is reasonably likely to result in substantial and material damage to the Company or its subsidiaries taken as a whole; (ii) repeated unexplained or unjustified absence from the Company; (iii) a material and willful violation of any federal or state law (other than misdemeanor traffic violations) that has resulted or is reasonably likely to result in substantial and material damage to the Company or its subsidiaries taken as a whole; (iv) commission of any act of fraud with respect to the Company that is material and significant; or (v) conviction of a felony or a crime involving moral turpitude causing material harm to the standing and reputation of the Company, in each case as determined in good faith by the Board.

     (c) Involuntary Termination. “Involuntary Termination” shall mean a termination of Employee’s employment with the Company and its affiliates, which need not include his termination as a director of the Company, that also constitutes a Separation from Service, in any case as a result of either: (i) a termination by the Company without Cause and other than as a result of Employee’s death or disability; or (ii) Employee’s resignation for Good Reason.

     (d) Good Reason. “Good Reason” shall mean Employee’s resignation from all employment positions he then holds with the Company and its affiliates, which need not include his termination as a director of the Company, as a result of:

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     (i) a material reduction or change in Employee’s job duties, responsibilities, and requirements inconsistent with the Employee’s position with the Company and the Employee’s prior duties, responsibilities, and requirements;

     (ii) a requirement that Employee report to a corporate officer or employee rather than the board of directors of the Company;

     (iii) a material reduction of Employee’s Base Salary or Bonus (other than in connection with a general decrease in base compensation for most officers of the Company or any successor corporation);

     (iv) a requirement that Employee relocate to a facility or location that increases Employee’s one-way commute by more than thirty-five (35) miles; or

     (v) any other action that constitutes a material breach by the Company (or any successor thereto) of this Agreement.

     Notwithstanding the foregoing, Good Reason shall only exist if: (x) Employee provides written notice to the Company of the existence of the condition that forms the basis for such resignation for Good Reason within ninety (90) days following its initial existence; (y) upon such notice, the Company does not cure such condition within thirty (30) days thereafter to the reasonable satisfaction of Employee; and (z) Employee’s resignation occurs not later than one hundred eighty (180) days after the occurrence of the condition giving rise to the resignation right.

     For the avoidance of doubt, Employee acknowledges and agrees that the terms of this Agreement, as amended and restated on November 12, 2010, do not constitute grounds for Good Reason, and Employee’s execution of this Agreement constitutes a waiver of any claim of Good Reason under any predecessor understanding or agreement, including this Agreement.

     (e) Separation from Service shall mean Employee’s “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h) without regard to any permissible alternative definition thereunder.

     5. Conflicts. Employee represents that his performance of all the terms of this Agreement will not breach any other agreement to which Employee is a party. Employee has not entered, and will not during the term of this Agreement enter, into any oral or written agreement in conflict with any of the provisions of this Agreement. Employee further represents that he is entering into or has entered into an employment relationship with the Company of his own free will and that he has not been solicited as an employee in any way by the Company.

     6. Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation, or otherwise) to all or substantially all of the Company's business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in

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the absence of a succession. The terms of this Agreement and all of Employee's rights hereunder and thereunder shall inure to the benefit of, and be enforceable by, Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees.

     7. Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. Mailed notices to Employee shall be addressed to Employee at the home address that Employee most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

8.	Parachute Payments.

(a) If any payment or benefit Employee would receive from the Company or otherwise in connection with a Change of Control or other similar transaction (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1988, as amended (the “Code”), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax, or (y) the largest portion, up to and including the total, of the Payment, whichever amount ((x) or (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Employee’s receipt of the greatest economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a Reduced Amount will give rise to the greater after tax benefit, the reduction in the Payments shall occur in the following order: (a) reduction of cash payments; (b) cancellation of accelerated vesting of equity awards other than stock options; (c) cancellation of accelerated vesting of stock options; and (d) reduction of other benefits paid to Employee. Within any such category of payments and benefits (that is, (a), (b), (c) or (d)), a reduction shall occur first with respect to amounts that are not “deferred compensation” within the meaning of Section 409A and then with respect to amounts that are. In the event that acceleration of compensation from Employee’s equity awards is to be reduced, such acceleration of vesting shall be canceled, subject to the immediately preceding sentence, in the reverse order of the date of grant.

     (b) The independent registered public accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the event described in Section 280G(b)(2)(A)(i) of the Code shall perform the foregoing calculations. If the independent registered public accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting such event, the Company shall appoint a nationally recognized independent registered public accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such independent registered public accounting firm required to be made hereunder. The independent registered public accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting

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documentation, to the Company and Employee within thirty (30) calendar days after the date on which Employee’s right to a Payment is triggered (if requested at that time by the Company or Employee) or such other time as reasonably requested by the Company or Employee. Any good faith determinations of the independent registered public accounting firm made hereunder shall be final, binding and conclusive upon the Company and Employee.

9.	Miscellaneous Provisions.

(a) No Duty to Mitigate. Employee shall not be required to mitigate the amount of any payment contemplated by this Agreement (whether by seeking new employment or in any other manner), nor shall any such payment be reduced by any earnings that Employee may receive from any other source (except as expressly provided in Section 2(c)(ii)).

     (b) Waiver. No provision of this Agreement shall be modified, waived, or discharged unless the modification, waiver, or discharge is agreed to in writing and signed by Employee and by an authorized officer of the Company (other than Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

     (c) Whole Agreement. No agreements, representations, or understandings (whether oral or written and whether expressed or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof. This Agreement supersedes any agreement of the same title and concerning similar subject matter dated prior to the date of this Agreement, and by execution of this Agreement both parties agree that any such predecessor agreement shall be deemed null and void; provided, that all of Employee’s stock options issued prior to or after the date hereof shall remain in effect in accordance with their terms, except to the extent specifically modified hereby. The Agreement may not be modified or amended in any way except by a written agreement executed by Employee and a duly authorized member of the board of directors. For the avoidance of doubt, nothing in this Agreement supersedes or replaces the terms of the Proprietary Information and Inventions Assignment Agreement and Indemnification Agreement between the Company and Employee, the terms of which remain in full force and effect.

     (d) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California without reference to conflict of laws provisions.

     (e) Severability. If any term or provision of this Agreement or the application thereof to any circumstance shall, in any jurisdiction and to any extent, be invalid or unenforceable, such term or provision shall be ineffective as to such jurisdiction to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining terms and provisions of this Agreement or the application of such terms and provisions to circumstances other than those as to which it is held invalid or unenforceable, and a suitable and equitable term or provision shall be substituted therefore to carry out, insofar as may be valid and enforceable, the intent and purpose of the invalid or unenforceable term or provision.

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     (f) Arbitration. Any dispute or controversy arising under or in connection with this Agreement may be settled at the option of either party by binding arbitration in the County of Alameda, California, in accordance with the rules of the American Arbitration Association then in effect before a single arbitrator. Any award made by such panel shall be final, binding and conclusive on the parties for all purposes, and the judgment may be entered on the arbitrator’s award in any court having jurisdiction. Punitive damages shall not be awarded.

     (g) Legal Fees and Expenses. The parties shall each bear their own expenses, legal fees, and other fees incurred in connection with this Agreement; provided that the Company shall bear the legal fees and expenses of Employee not to exceed $15,000. This means the Company pays its own legal fees in connection with this Agreement and the Employee is responsible for his own legal fees in connection with this Agreement. However, the arbitrator may award legal fees and expenses in connection with any arbitration as deemed appropriate.

     (h) No Assignment of Benefits. The rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment, or other creditor’s process, and any action in violation of this Section 9(h) shall be void.

     (i) Employment Taxes. All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.

     (j) Assignment by Company. The Company may assign its rights under this Agreement to an affiliate, and an affiliate may assign its rights under this Agreement to another affiliate of the Company or to the Company; provided, however, that such assignee is the employer of the Employee. In the case of any such assignment, the term “Company” when used in a section of this Agreement shall mean the corporation that actually employs the Employee except that the term “Company” shall continue to mean Dynavax Technologies Corporation with regard to the definition of a Change of Control.

     (k) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

     (l) Application of Section 409A. It is intended that each installment of payments and benefits provided for in this Agreement is a separate “payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i). For the avoidance of doubt, it is intended that payments and benefits set forth in this Agreement satisfy, to the greatest extent possible, the exceptions from the application of Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect (collectively, “Section 409A”), including but not limited to the exceptions under Treasury Regulation Sections 1.409A-1(b)(4), 1.409A-1(b)(5), and 1.409A-1(b)(9), and this Agreement will be construed in accordance therewith to the maximum extent permitted by law. Notwithstanding anything to the contrary set forth herein, to the extent that any payments and benefits provided under this Agreement constitute “deferred compensation” within the meaning of Section 409A, and Employee is, on the termination of

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service, a “specified employee” of the Company or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i) of the Code, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the payments and benefits payable upon such a Separation from Service shall be delayed until the earliest to occur of: (a) the date that is six months and one day after Employee’s Separation from Service, (b) the date of Employee’s death or (c) such earlier date as is permitted under Section 409A (such applicable date, the “Specified Employee Initial Payment Date”). On the Specified Employee Initial Payment Date, the Company (or the successor entity thereto, as applicable) shall (i) pay to Employee a lump sum amount equal to the sum of the payments and benefits that Employee would otherwise have received through the Specified Employee Initial Payment Date if the commencement of the payment of such amounts had not been so delayed pursuant to this Section and (ii) commence paying the balance of the payments and benefits in accordance with the applicable payment schedules set forth in this Agreement.

[SIGNATURE PAGE FOLLOWS]

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The parties have executed this Agreement on the date first written above.

DYNAVAX TECHNOLOGIES CORPORATION

By: /s/ Arnold L. Oronsky Title: Chairman of the Board Address: 2929 Seventh Street Suite #100 Berkeley, CA 94710

DINO DINA
Signature:	/s/ Dino Dina

Address:	6140 Buena Vista Avenue
Oakland, CA 94618

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Schedule A

Business Development Capital Formation Legal Intellectual Property Discovery Research Investor Relations

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